Exhibit 99.2

Company & Investment Profile                                                                                                                                                                                                                                                                                                                                                                                                                         June 2005

Carriage Services, Inc.	1900 St. James Place • 4th Floor • Houston, TX 77056
(NYSE: CSV)	Phone: 713-332-8400 • Fax: 713-332-8401

Simply Put … Becoming the Best

www.CarriageServices.com

KEY POINTS

•                  Strong 1Q05 Results - Carriage Services reported 1Q05 financial results that exceeded its original estimates. The 1Q05 results were more impressive considering the difficult comparison to 1Q04’s strong results. See page 17 for a more detailed discussion of Carriage’s 1Q05 results and financial outlook.

•                  Capital Structure Positions Carriage for Growth – In 1Q05 Carriage completed its $130 million senior note offering and its subsequent debt refinancing resulted in a low cost capital structure that provides the capital flexibility to execute a disciplined growth strategy.

•                  “Being the Best” Yielding Positive Results – On January 1, 2004, Carriage implemented significant changes in its funeral organization and operations to improve operating and financial results by replacing its “budget and control” model with a “best practice” standards based model which rewards the growth of market share and long-term profitability. The execution of its “Being the Best” standards based funeral operating model resulted in operational and financial improvements in Carriage’s funeral segment in 2004 that are expected to continue through 2005 and beyond.

•                  New Five-Year Goals - Now that Carriage’s existing operations are improving and its financial flexibility has been restored due to its senior note offering, Carriage is positioned for growth and has established five year goals that include new acquisitions. See page 20 for more details on Carriage’s five year goals.

•                  Positive Long-Term Demographic Trends – The aging of the “Baby Boom” generation should result in favorable future death rate trends for Carriage and the Death Care industry. According to the US Census Bureau, the number of people in the United States aged 65 and over is expected to increase from 36.7 million in 2005 to 40.2 million in 2010 and to 54.6 million in 2020, increases of 9.5% and 48.8%, respectively.

Stock Price (June 8, 2005)	$5.95

Stock Data

Fiscal Year-End:	December
Symbol / Exchange:	CSV / NYSE
52 - Week Trading Range:	$4.30 - $6.30
Weighted Avg. Diluted Common Shares (In Mill.):	18.1
Market Capitalization (In Mill.):	$107.86
Total Enterprise Value (In Mill.):	$329.12
Avg. Daily Volume (3 Mos.):	44,338
Float (In Mill.):	16.3
Insider Ownership:	12.3%
Institutional Ownership:	53.2%

Financial Data (As of 3/31/05 - Amounts in Millions)

Cash & Short-Term Investments:	$16.0
Total Assets:	$584.6
Total Senior Debt:	$143.5
Total Subordinated Debt:	$93.8
Total Debt:	$237.3
Stockholders’ Equity:	$116.5

Trailing Twelve Mos. Revenue from Cont. Ops:	$151.8
Trailing Twelve Mos. EBITDA from Cont. Ops.:	$40.9
Trailing Twelve Mos. Diluted EPS from Cont. Ops.:	$0.40
Trailing Twelve Mos. Diluted EPS:	$0.32

Trailing Twelve Mos. Adjusted CF from Operations:	$15.8
Trailing Twelve Mos. Capital Expenditures:	$6.7
Trailing Twelve Mos. Adjusted Free Cash Flow:	$9.1

Company Financial Outlook	2005E
Revenue:	$151.0 - $155.0
EBITDA(1):	$40.0 - $41.6
Adjusted Dil. EPS from Cont. Operations(1):	$0.31 - $0.36
Adjusted Free Cash Flow:	$12.0 - $13.5

Valuation Data (Using Outlook Midpoint)
Price / 2005(E) EPS:	17.5X
Enterprise Value / 2005(E) EBITDA:	8.0X
Equity Market Cap / Adjusted Free Cash Flow:	8.3X

(1) Excludes a charge for early debt retirement of $6.7 million, or $0.22/dil. Share after tax

Carriage Services is a leading provider of death care services and products in the United States. As of June 8, 2005, Carriage operated 133 funeral homes and 30 cemeteries in 28 states. Carriage provides a complete range of funeral and cremation services and sells a wide variety of related products and merchandise.

Carriage Services	©2005 Carriage Services, Inc. All rights reserved.
NYSE: CSV

Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 36 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services, Inc. – Summary Financial Data

Summary Income Statement

(In Thousands, Except Per Share Data)

	2003	2004	3 Mos. ‘05
Revenues	$146,939	$150,206	$42,014
Cost of Services	109,320	111,903	28,966
Gross Profit	37,619	38,303	13,048

Selling, General & Admin. Expense	10,492	10,665	2,779
Other Charges	432	495	—
Operating Income	26,695	27,143	10,269

Interest Expense & Other	(17,278)	(16,118)	(11,299)
Income (Loss) Before Income Taxes	9,417	11,025	(1,030)

Provision (Benefit) for Income Taxes	3,519	71	(386)
Net Income (Loss) from Continuing Operations	5,898	10,954	(644)

Discontinued Operations:
Operating Income from Discontinued Operations	682	412	84
Gain on Sales & (Impairments) of Discontinued Operations	499	(2,630)	353
Income Tax (Provision) Benefit	(454)	498	(164)
Income (Loss) from Discontinued Operations	727	(1,720)	273
Net Income (Loss)	$6,625	$9,234	$(371)

Diluted EPS:
Continuing Operations	$0.33	$0.60	$(0.04)
Discontinued Operations	$0.04	$(0.09)	$0.02
Net Income	$0.37	$0.51	$(0.02)
Weighted Avg. Diluted Shares Outstanding	17,808	18,260	18,127

Margin Analysis

(As a Percentage of Revenues)

	2003	2004	3 Mos. ‘05
Gross Margin	25.6%	25.5%	31.1%
SG&A	7.1%	7.1%	6.6%
Operating Income	18.2%	18.1%	24.4%
Income Before Income Taxes	6.4%	7.3%	-2.5%
Net Income from Continuing Operations	4.0%	7.3%	-1.5%
Net Income	4.5%	6.1%	-0.9%

Selected Historical Balance Sheet Data & Ratios

(In Thousands Except Ratios)

	2003	2004	3 Mos. ‘05
Cash & Cash Equivalents	$2,024	$1,948	$9,111
Short-Term Investments	—	—	6,919
Total Current Assets	36,106	31,725	46,926

Property, Plant & Equipment, Net	107,257	104,893	105,241
Cemetery Property	63,658	62,649	62,425
Goodwill	159,672	156,983	156,983
Total Assets	538,917	565,156	584,595

Total Current Liabilities	50,391	26,792	23,957
L.T. Debt & Capital Lease Obligations, Net of Current Portion	110,859	108,138	141,332
Convertible Junior Subordinated Debentures Due 2029	—	93,750	93,750
Total Liabilities	342,660	415,983	436,300
Mandatorily Redeemable Convt. Pref. Securities	90,327	—	—
Stockholders’ Equity	105,930	116,438	116,462
Total Liabilities & Stockholders’ Equity	$538,917	$565,156	$584,595

Current Ratio	0.7	1.2	2.0
Debt & Capital Lease Obligation, Net / Stockholders’ Equity	104.7%	92.9%	121.4%
Senior Debt / Capitalization	40.8%	34.4%	40.6%

Selected Historical Statement of Cash Flows Data

(In Thousands)

	2003	2004	3 Mos. ‘05
Net Cash Provided by Operating Activities	$14,079	$23,305	$(13,971)
Capital Expenditures	6,204	5,746	1,738
Free cash Flow from Continuing Operation	7,875	17,559	(15,709)
Net Cash Used In Investing Activities	(2,900)	(4,531)	(8,657)
Net Cash (Used) Provided by Financing Activities	(13,406)	(22,741)	29,229
(Decrease) Increase in Cash & Equivalents from Total Operations	(678)	(76)	7,163
Cash & Equivalents at End of Period for Total Operations	$2,024	$1,948	$9,111

Historical Stock Data

	2003	2004	YTD*
High	$4.58	$5.50	$6.30
Low	$2.99	$3.72	$4.77
Avg. Daily Volume	48,319	38,323	43,339

* Through June 7, 2005.

Carriage Services Financial Outlook

$ Estimates in Millions Except Per Share Data

	2Q05	Full Year 2005
Revenue	$36.5 - $38.0	$151.0 - $155.0
Adjusted Dil. EPS(1)	$0.05 - $0.07	$0.31 - $0.36
Adjusted EBITDA (1)	$9.1 - $9.8	$40.0 - $41.6
Adjusted Free Cash Flow (1)(2)	Not estimated	$12.0 - $13.5

(1) For full year 2005, excludes interest & other costs in connection with the early retirement of senior debt totaling $6.7 million ($4.2 million after tax, or $0.22 per diluted share) in 1Q05

(2) Excludes payment of cumulative deferred distributions associated with our TIDES and additional interest paid on our senior debt retired early.

Five Year Run-Rate Financial Goals

Revenues from Existing Operations	$170.0
Revenues from Future Acquisitions (1)	25.0
Total Revenues	$195.0

EBITDA	$55.0

Diluted Earnings Per Share	$0.70

Free Cash Flow	$20.0

(1) Carriage presently expects that the majority of the acquisitions will occur during the latter part of the five year period.

This document is being published by Carriage Services in continuation of the Company’s stated goal to provide more disclosure and transparency to the investment community regarding Carriage’s operations, strategies and industry conditions. It is Carriage’s intent to take greater responsibility for and a more proactive role in communicating with the investment community and in providing greater operating and financial transparency.

EXECUTIVE SUMMARY & SELECTED HIGHLIGHTS

MISSION STATEMENT: We are committed to being the most professional, ethical, and highest quality funeral and cemetery service organization in our industry.

GUIDING PRINCIPLES: Honesty, integrity and quality in all that we do. Hard work, pride of accomplishment and shared success through employee ownership. Belief in the power of people through individual initiative and teamwork. Outstanding service and profitability go hand-in-hand. Growth of the Company is driven by decentralization and partnership.

SUMMARY

Carriage Services is a leading provider of Death Care services and products in the United States and is the fourth largest publicly traded Death Care company. Carriage Services’ shares trade on the New York Stock Exchange under the symbol CSV. As of June 8, 2005, Carriage operated 133 funeral homes and 30 cemeteries in 28 states. Carriage’s business can be characterized as one of relative stability, reflected by predictable revenue and cash flow, with incremental growth opportunities via selective acquisitions.

Carriage continues to focus on improving its operations and its capital structure in order to reposition the Company for future growth. Carriage’s focus is to grow the market share and improve the operating and financial performance of its funeral and cemetery operations and strengthen its capital structure. In line with that focus and after an extensive review of the Company’s funeral operations, on January 1, 2004 Carriage implemented a more decentralized and entrepreneurial standards based funeral operating model called “Being the Best”. The execution of its Being the Best funeral operating model resulted in operational and financial improvements in its funeral segment in 2004 and Carriage intends to implement a similar operating model in its cemetery operations that will promote the key success drivers that are unique to that business.  Carriage will continue to improve its organizational leadership and quality of personnel. Carriage may divest additional businesses in the future, where those businesses are not meeting its standards.

Carriage’s 1Q05 was one of the best quarters the Company has had in several years. Carriage was particularly pleased with the consistent level of profitability in its funeral operations throughout the quarter, despite funeral volume volatility on a monthly basis. The results from continuing operations described below were particularly strong given the very strong quarter Carriage had in the comparable period last year.

•                  Total revenue of $42.0 million versus original estimate of $39 to $41 million.

•                  EBITDA of $13.2 million versus original estimate of $11.8 to $12.8 million.

•                  GAAP EPS of ($0.04) per diluted share including additional interest costs related to the senior debt refinancing equal to $0.23 per diluted share.

•                  Diluted EPS of $0.19, excluding the additional interest costs related to the senior debt refinancing, compared to original estimate of $0.14 to $0.17 per share and prior year of $0.16.

In January 2005 Carriage completed a $130 million, ten-year Senior Notes offering. The proceeds were used to refinance all of the Company’s senior debt, to bring current the deferred distributions on its TIDES securities and to increase its cash balance by approximately $11 million. The refinancing strengthened Carriage’s capital structure and enables the Company to focus on investing its considerable free cash flow in new earning assets through selective acquisitions. Subsequent to the end of 1Q05, Carriage entered into a new $35 million senior secured revolving credit facility to replace its existing unsecured credit facility that was scheduled to mature in 2006. The facility is currently undrawn and no borrowings are anticipated during 2005.

Table of Contents

(Noteworthy new or updated information in this edition versus the previous edition in bold)

SECTION
• Key Points & Overview
• Summary Financial Data
• Executive Summary & Selected Highlights
• Operating Strategy Overview
• “Being the Best”
• Operations Overview
• Renewed Corporate Development Efforts
• Attractive Valuation vs. Peers – Closing the Valuation Gap
• Carriage Services Recent Results & Financial Outlook
• Historical Earnings & Operating Data
• Company Background
• Death Care Industry Overview
• Peer Analysis & Comparison
• Management Bios
• Board of Directors & Corporate Governance
• Income Statement
• Balance Sheet
• Cash Flow Statement
• Selected Financial Data
• Forward Looking & Cautionary Statements
• Appendix: Disclosure of Non-GAAP Performance Measures

OPERATING STRATEGY OVERVIEW

Carriage Services is a leading provider of professional funeral and cemetery services and products in the United States and is the fourth largest publicly traded death care company. As of June 8, 2005, Carriage operated 133 funeral homes and 30 cemeteries in 28 states. Carriage primarily serves suburban markets and the Company believes it is a market leader (first or second) in most of these markets.

Over the last four years Carriage and its public death care peers have been restructuring their organizations and improving their financial condition, liquidity and balance sheets by reducing debt. During the second half of 2003 Carriage implemented significant changes in its funeral organization and operations to improve operating and financial results by growing market share and profitability. The execution of its “Being the Best” standards based funeral operating model resulted in operational and financial improvements in Carriage’s funeral segment in 2004. Carriage intends to implement a similar operating model in its cemetery organization, which will promote the key success drivers that are unique to that business.

Carriage Historical Overview

Carriage’s near-term objectives for 2005 and 2006 include:

•                  continuing to improve its operating and financial performance by executing its Being the Best funeral operating model and implementing a similar strategy in its cemetery business;

•                  increasing its profitability and cash flow, and continuing to improve its credit profile; and

•                  initiating a disciplined acquisition program of funeral businesses that match a profile based on its Being the Best standards.

Carriage’s longer-term objectives over the next five years include:

•                  continuous improvement and portfolio optimization driven by its Being the Best operating model;

•                  increasing market share and profitability;

•                  formalizing and implementing a disciplined acquisition program; and

•                  raising equity proceeds to enhance its capital structure and support its growth strategy as appropriate opportunities arise.

Key elements of Carriage’s overall business strategy include the following:

•                  Decentralized Funeral Operating Model – Carriage believes a decentralized funeral operating model is best suited to grow market share and improve financial performance in the funeral industry. The Company’s Being the Best operating model focuses on the key drivers of a successful funeral business, organized around three primary areas – market share, people and operational and financial metrics. Successful execution of its Being the Best operating model is highly dependent on strong local leadership, entrepreneurial empowerment and corporate support. In order to align this model with financial performance across the organization, Carriage developed a set of customized standards for each funeral business based on the financial results and attributes of its best properties, adjusting for size and percentage of cremations. Under the program, Carriage believes its managing partners have the opportunity to be compensated at close to the same level as if they owned the business.

•                  Family Service Cemetery Operating Model – Carriage views its cemetery business, which has traditionally been more sales oriented, as a different business from its funeral business, which is more service oriented. Carriage is focusing the efforts of its cemetery operations on building heritage among new client families. A principal initiative has been to emphasize property sales, which strengthen the ties between the Company’s cemeteries and its clients. Carriage is also in the process of developing a standards based operating model for its cemetery operation. The Company expects to implement a limited standards based operating model in 2005 and a fully developed standards based operating model in 2006.

•                  Presentation and Packaging of Services and Merchandise – Carriage believes packaging funeral services and merchandise offers both simplicity and convenience for its client families. Well conceived and thoughtful packages eliminate much of the effort and discomfort experienced by client families concerning matters about which they do not have much experience during a very stressful and emotional time. Carriage has entered into agreements with four primary casket suppliers to support its strategy and control wholesale costs. The Company also believes that its package strategy will result in increased revenue per cremation service over time as more families select packages that provide services and merchandise.

•                  Preneed Funeral Sales Program – Carriage operates under a local, decentralized preneed sales strategy whereby each business location customizes its preneed program to its local needs. The Company emphasizes insurance funded contracts over trusted contracts in most markets, as insurance products allow Carriage to earn commission income to improve its cash flow and offset a significant amount of the up-front costs associated with preneed sales. In addition, the cash flow and earnings from insurance contracts are more stable than traditional trust fund investments. In markets that depend on preneed sales for market share, Carriage supplements the arrangements written by funeral directors with sales sourced by sales counselors and third party sellers.

•                  Decrease Overhead Costs – Carriage periodically performs targeted reviews of its systems and support services with the objective of improving efficiencies and decreasing overhead costs. The Company recently completed an upgrade of its funeral services system to improve its features and functions and expects to roll out its new cemetery system in mid-2005. Carriage will continue to review and change corporate processes to improve efficiency and effectiveness.

•                  Renew Corporate Development Efforts – As a result of its successful senior notes offering, Carriage believes its improved capital structure positions the Company to purse a strategy of disciplined growth, affording Carriage the flexibility to redeploy its free cash flow toward selective acquisitions. Carriage believes it will continue to improve its credit profile as it invests its cash flow into businesses that contribute to revenue and EBITDA. Carriage will apply the standards and practices established under its Being the Best operating model to qualify acquisition candidates, ensuring that they are a proper fit and can be readily integrated into Carriage’s business portfolio. (See page 13 for a detailed discussion of Carriage’s corporate development strategy)

Characteristics & Goals of Being the Best

“BEING THE BEST”

Carriage recognized that to become the best and increase value for shareholders, it must improve the operating results of its funeral operations by growing market share and increasing profitability and earnings growth. After an extensive review of its funeral operations in 2003, Carriage announced and began to implement a number of operational changes that are intended to help the Company grow its market share and improve future operating and financial performance.

Carriage’s new funeral operating model, called “Being the Best”, is based upon lessons the Company has learned from its best businesses and its best operators. Carriage analyzed its best businesses (approximately 20% by number) and developed operating and financial standards, taking into consideration size and cremation mix, organized around three primary areas – market share, people and operating and financial metrics. Carriage introduced a more decentralized, entrepreneurial and local operating model and aligned its incentive compensation structure with the new standards. These new standards and incentives will challenge and reward its managing partners who thrive on growing their local business and taking responsibility for results.

Key elements of Carriage’s Being the Best funeral operating strategy and model include the following:

•                  Balanced Operating Model –Carriage believes a decentralized structure works best in the death care industry. The Being the Best operating model focuses on key drivers of a successful funeral business, organized around three primary areas – market share, people and operating and financial metrics. Successful execution of Being the Best is highly dependent on strong local leadership, intelligent risk taking, entrepreneurial empowerment and corporate support aligned with the key drivers.

•                  Incentives Aligned with Standards – Empowering managing partners to do the right things in their operations and local communities, and providing appropriate support with operating and financial practices, will enable growth and profitability. Each managing partner will participate in a variable bonus plan whereby they will earn a fixed percentage of their business’ earnings based upon the actual standards achieved. Carriage believes each managing partner has the opportunity to be compensated at close to the same level as if they owned the business themselves.

•                  The Right Local Leadership - Successful execution of the new operating model is highly dependent on strong local leadership, intelligent risk taking and entrepreneurial empowerment.

“Being the Best” Standards

Weighting
Market Share
• Increase familes served over time	30%
• Take away market share from competitors	5%

Quality and Structure of Staff
• Right quality personnel	10%
• Upgrade staff continuously	10%
• Manage salary and benefits costs	12%

Financial and Operating
• Grow average revenue per contract	10%
• Maintain strong gross margins	10%
• Maintain strong EBITDA margins	10%
• Control bad debts and accounts receivable aging	3%

Over time, Carriage believes how a managing partner executes against the Being the Best standards set forth will be the primary performance indicator.

•                  Cycle of Service – Carriage is reviewing the various steps in its Cycle of Service in order to align processes and activities with the Company’s strategy to build a meaningful and lasting relationship with each client family. The Company has also developed a “Best Practices” website where innovative new service ideas will be shared throughout the organization.

•                  Presentation and Packaging of Services and Merchandise – Carriage believes packaging funeral services and merchandise offers both simplicity and convenience for its client families. Well conceived and thoughtful packages eliminate much of the effort and discomfort experienced by client families about matters where they do not have much experience during a very stressful and emotional time. While client families will always have the option of purchasing services and merchandise separately, Carriage believes the emphasis on personalized services and appropriate merchandise will be valued by many families.

•                  Merchandise Strategy & Supplier Arrangements – Carriage is conducting a review of its merchandise strategy for its selection floors. Merchandise selections will be aligned with package options. In addition, the selection floor will be evaluated to determine if it is effective. Key elements of an effective floor are balanced retail prices with appropriate mark-ups, intelligent layout and choices supported by good presentation. Carriage has entered into arrangements with four primary casket suppliers to support its new strategy and control wholesale costs.

•                  Overhead Costs – Carriage is performing targeted reviews of its systems and support services with the objective of improving effectiveness and decreasing overhead costs. The Company recently completed an upgrade of its funeral services system to improve its features and functions and plans to implement a new cemetery system. As Carriage implements new systems, it is reviewing and changing corporate processes to improve efficiency and effectiveness.

OPERATIONS OVERVIEW

Carriage Services is a leading provider of professional funeral and cemetery services and products in the United States and is the fourth largest publicly traded death care company. As of June 8, 2005, Carriage operated 133 funeral homes and 30 cemeteries in 28 states. Carriage primarily serves suburban markets where the Company believes it is a market leader (first or second) in most of these markets.

Carriage Owns & Operates 133 Funeral Homes & 30 Cemeteries in 28 States

Carriage serves families from diverse cultural and religious backgrounds and provides a complete range of funeral and cremation services including planning and coordinating personalized funerals, conducting memorial services, performing cemetery interment services, and managing and maintaining cemetery properties. The Company also sells products and merchandise including caskets, urns, burial vaults, cemetery interment rights, and monuments and markers. Carriage’s business can be characterized as one of relative stability, recurring revenue and cash flow, with incremental growth opportunities via selective acquisitions.

Carriage’s local funeral home operations, cemetery operations, and preneed programs are managed by individuals with extensive death care experience. The local operators continue to have responsibility for the business, but are required to follow operational and financial standards. This strategy allows each local business to maintain its unique style of operation and to capitalize on its reputation and heritage while Carriage maintains supervisory controls and provides support services from its corporate headquarters.

Carriage is committed to a strong information systems infrastructure. All of its funeral homes and cemeteries are connected to a centralized database that allows management to monitor and evaluate operating and financial performance in order to analyze the performance of its businesses on a timely basis and to implement any necessary corrective actions.

Funeral Home Operations

As of June 8, 2005, Carriage operated 133 funeral homes in 28 states. Funeral home revenues accounted for approximately 76% of total revenues for both 1Q05 and 1Q04. Funeral home revenues accounted for approximately 75% and 77% of total revenues for the years 2004 and 2003, respectively. Carriage’s funeral home operations are managed by a team of experienced death care industry professionals. These individuals have proven leadership and financial skills with best operating and high financial standards that are relevant to the death care industry.

Carriage’s funeral homes offer a complete suite of services to meet families’ funeral needs, including consultation, removal and preparation of remains, sale of caskets and related funeral merchandise, use of funeral homes for visitation and religious services, and transportation services. Most of Carriage’s funeral homes have a non-denominational chapel on premises, which accommodates family visitation and religious services to take place on site if a family chooses, reducing inconvenience to the family.

Funeral Home Service Offerings

Given the high fixed cost structure associated with funeral home operations, carriage believes the following key factors affect its profitability:

•                  Favorable demographic trends in terms of population growth and average age, which impact death rates and number of deaths;

•                  Leading market share positions supported by strong local heritage and relationships;

•                  Effectively responding to increasing cremation trends by packaging complimentary services and merchandise;

•                  Controlling salary and merchandise costs; and

•                  Exercising pricing leverage related to our at-need business to increase average revenues per contract.

Despite the decline in national death rates over the past three years and losses of market share in certain markets, Carriage’s funeral home operations remain some of the most profitable in the industry. Carriage has been able to maintain superior funeral home profitability due to its lean operating structure and focus on best practices. Carriage is focused on regaining market share in markets where it is an issue through its focus on building relationships in the local community, installing the right leadership, and hiring and training the best people.

Funeral Home Gross Margin Peer Comparison

From continuing operations for all companies	‘3 Mos ending 1/31

Profitable Funeral Homes ($ in Millions)

* From continuing operations

Cemetery Operations

As of June 8, 2005, Carriage operated 30 cemeteries in 12 states. All Carriage cemeteries are perpetual care cemeteries. Cemetery revenue accounted for approximately 24% of total revenue in both 1Q05 and 1Q04. Cemetery revenue accounted for approximately 25% and 23% of total revenues for the years 2004 and 2003, respectively. Carriage sales counselors consult with clients either at the cemetery or in the client’s home. Arrangements can be selected in advance of need and payment options are available. Carriage’s cemetery products and services include: mausoleum crypts, private estates, lawn crypt gardens, grave sites and burial vaults. Cremation options include columbarium, mausoleum niches and ground burial.

Cemetery operations generate revenues through sales of interment rights, memorials and installations, fees for interment and cremation services, finance charges from sales contracts, and investment income from preneed cemetery merchandise and perpetual care trusts. Carriage’s cemetery revenues are primarily driven by pre-need product sales. Since Carriage focused its cemetery business on its Family Service Model, cemetery gross margins have steadily improved.

Cemeteries are primarily a sales business. Carriage’s cemetery operating results are impacted by the success of its sales organization because approximately 35%-45% of Carriage’s cemetery revenues have been generated from preneed sales of interment rights. Carriage believes that changes in the level of consumer confidence (a measure of whether consumers will spend money on discretionary items) also impacts the amount of such preneed sales. Cemetery revenues generated from at-need services and merchandise sales generally are subject to many of the same key profitability factors as in Carriage’s funeral home business.

3 Mos. Ending 3/31/05 Cemetery Revenue Mix

Cemetery Revenue & Gross Profit

In addition to owned locations, Carriage has been selected to be the managing partner of municipal and not for profit cemeteries. Carriage’s success in these operations comes from utilizing the same operating model used for its owned operations.

Preneed Programs

In addition to the sales of funeral merchandise and services, cemetery interment rights and cemetery merchandise and services at the time of need, Carriage also markets funeral and cemetery services and products on a preneed basis. Preneed funeral and cemetery contracts enable families to establish, in advance, the type of service to be performed, the products to be used and the costs for such products and services, in accordance with prices prevailing at the time the contract is signed, rather than when the products and services are delivered. Preneed contracts permit families to eliminate the emotional strain of making death care plans at the time of need and enable Carriage to build future market share. Proceeds of preneed funeral contracts are not recognized as revenue until the time the funeral service is performed.

3 Mos. Ending 3/31/05 Funeral Revenue: Pre-Need vs. At Need

3 Mos. Ending 3/31/05 Cemetery Revenue: Pre-Need vs. At Need

Preneed funeral contracts are usually paid on an installment basis. The performance of preneed funeral contracts is usually secured by placing the funds collected in trust for the benefit of the customer or by the purchase of a life insurance policy, the proceeds of which will pay for such services at the time of need. Insurance policies, intended to fund preneed funeral contracts, cover the original contract price and generally include an element of growth (earnings) designed to offset future inflationary cost increases. Proceeds from the sale of preneed funeral contracts, along with accumulated earnings, are not recognized as revenue until the time the funeral service is performed. Additionally, Carriage generally earns a commission from the insurance company from the sale of insurance funded contracts.  Although commissions incurred from the sale of preneed funeral contracts are a current use of cash, such costs are also deferred and amortized on an actuarial method to match the expected maturity of the preneed contracts. The commission income is recognized as revenue when the period of refund expires (generally one year) and helps Carriage defray the costs incurred, which are primarily commissions paid to its sales counselors.

Carriage utilizes a local, decentralized strategy whereby each business location customized a preneed program to its local needs. The Company sells insurance-funded funeral contracts in most markets that allow Carriage to earn commission income and improve its cash flow. The focus is such that in markets that depend on preneed for market share, the Company will supplement the arrangements written by funeral directors with sales sourced by sales counselors and third party sellers. Carriage plans to continue using insurance-funded contracts because cash from the commissions earned offsets a significant amount of the up-front costs and because the earnings on the insurance contracts are more stable than traditional trust fund investments. As of March 31, 2005, the composition of preneed funeral contracts is 65% insurance contracts and 35% trust contracts.

In addition to preneed funeral contracts, Carriage also offers “preplanned” funeral arrangements whereby the client determines in advance substantially all of the details of a funeral service without any financial commitment or other obligation on the part of the client until the actual time of need. Preplanned funeral arrangements permit a family to avoid the emotional strain of making death care plans at the time of need and enable a funeral home to establish relationships with a client that may eventually lead to an at-need sale.

Preneed cemetery sales are usually financed through interest bearing installment sales contracts, generally with terms of up to five years. Interest rates generally range from 12%-14%. Preneed sales of cemetery interment rights are recorded as revenue when 10% of the contract price related to the real estate has been collected. Merchandise and services revenue is recorded when delivery has occurred. Costs related to cemetery preneed contracts and delivery of products and services is recorded concurrent with related revenue. Carriage always receives an initial payment at the time the contract is signed. Allowances for customer cancellations and refunds are accrued at the date of sale and periodically evaluated thereafter based upon historical experience.

RENEWED CORPORATE DEVELOPMENT EFFORTS

As a result of its successful senior notes offering, Carriage believes its improved capital structure positions the Company to purse a strategy of disciplined growth, affording Carriage the flexibility to redeploy its free cash flow toward selective acquisitions that meet its criteria. Carriage believes it will continue to improve its credit profile as it invests its cash flow into businesses that contribute to revenue and EBITDA.

There has not been any significant acquisition activity in the death care industry for approximately the last five years. Carriage believes this lack of acquisition activity has created an attractive environment for buyers because acquisition multiples appear reasonable, the inventory of potential sellers with succession issues is building and the bank financing environment for independent operators is difficult. Given Carriage’s excellent reputation within the industry for operating style, culture and integrity, the Company believes it can selectively capitalize on this attractive acquisition environment.

Carriage will apply the standards and practices established under its Being the Best operating model to qualify acquisition candidates, ensuring that they are a proper fit and can be readily integrated into Carriage’s business portfolio. Ideal candidates will be those that:

•                  are demonstrated market leaders;

•                  have strong local management;

•                  have owners and family members whose objectives are aligned with Carriage; and

•                  have field level operating margins consistent with Carriage’s best performing properties.

Carriage will look to geographic areas that compliment their existing markets, with primary focus on suburban markets with growing populations of 100,000 or more. Carriage expects to give the most serious consideration to firms with at least 300 calls annually, or at least $2 million in annual revenue.

Using the criteria that define Carriage’s Being the Best standards based operating model, Carriage believes that only the best qualified independent funeral home and cemetery businesses will become a part of Carriage’s operations. Further, Carriage will take a measured and disciplined approach to its acquisition program. This is a stark contrast to the previous period of industry wide acquisitions from 1996 through 1999, which were characterized by excessive purchase prices and debt. Carriage learned a lot from the industry’s prior acquisition period; valuable experience that it will apply to its new smart acquisition strategy.

Five Year Run-Rate Financial Goals

(In Millions, Except Per Share Amounts)

Revenues from Existing Operations	$170.0
Revenues from Future Acquisitions (1)	25.0
Total Revenues	$195.0

EBITDA	$55.0

Diluted Earnings Per Share	$0.70

Free Cash Flow	$20.0

(1) Carriage presently expects that the majority of the acquisitions will occur during the latter part of the five year period.

ATTRACTIVE VALUATION VS. PEERS – CLOSING THE VALUATION GAP

Carriage believes its “Being the Best” funeral operating strategies and model will enable the Company to increase market share and improve financial results. With the anticipated success of these initiatives and continuing improvement of its credit profile, Carriage believes the current equity valuation gap between it and its peers could close, and at current prices, CSV shares offer an attractive valuation.

While the Company has made significant progress on improving its operations and reducing its level of debt, Carriage continues to focus on its operations and its capital structure in order to position the Company for future growth. The Company’s focus is to grow its market share and improve operating and financial performance of its funeral operations; increase preneed property sales and cash flow in its cemetery operations; continue to improve its credit profile and strengthen its capital structure. Carriage may divest additional businesses in the future, where those businesses are not meeting its standards. Further, Carriage will continue to improve its organizational leadership and quality of personnel.

The following are several valuation comparisons of Carriage Services versus its public death care industry peers:

Peer Valuation Comparison

Death Care Industry

PE Multiple Comparison

	Symbol	FYE	Price	EPS 2005E	PE Multiple
Alderwoods Group(1)	AWGI	Dec.	$14.32	$0.72	19.9X
Service Corp. Intl.(1)	SCI	Dec.	$7.48	$0.31	24.1X
Stewart Enterprises(1)	STEI	Oct.	$5.91	$0.45	13.1X
Peer Average			$9.24	$0.49	19.1X

Carriage Services(2)	CSV	Dec.	$5.95	$0.34	17.5X

(1) First Call mean estimates from continuing operations.

(2) 2005 EPS estimate is midpoint of company outlook.

EBITDA Multiple Comparison

	Symbol	FYE	Enterprise Value(1)	EBITDA 2005E(2)	EBITDA Multiple
Alderwoods Group	AWGI	Dec.	$991.2	$123.0	8.1X
Service Corp. Intl.	SCI	Dec.	$3,244.0	$327.5	9.9X
Stewart Enterprises	STEI	Oct.	$1,019.2	$161.5	6.3X
StoneMor Patners LP	STON	Dec.	$254.2	$16.2	15.7X
Peer Average			$1,377.15	$157.04	10.0X

Carriage Services(3)	CSV	DEC.	$329.4	$41.0	8.0X

(1) Enterprise value data from Yahoo Finance, except Carriage Services.

(2) First Call mean estimate unless noted.

(3) 2005 EBITDA estimate is midpoint of Company outlook.

FCF Yield & Multiple Comparison

	Symbol	FYE	Equity Market Cap	2005E FCF	FCF Yield	FCF Multiple
Alderwoods Group (1)	AWGI	Dec.	$574.1	$50.9	8.9%	11.3X
Service Corp. Intl. (2)	SCI	Dec.	$2,314.0	$162.5	7.0%	14.2X
Stewart Enterprises (3)	STEI	Oct.	$649.0	$38.0	5.9%	17.1X
StoneMor Patners LP (4)	STON	Dec.	$187.4	$17.1	9.1%	10.9X
Peer Average			$931.12	$67.14	7.7%	13.4X

Carriage Services(5)	CSV	DEC.	$106.8	$13.0	12.2%	8.2X

(1) 2005 FCF estimate from Johnson Rice & Company.Uses 2005E FCF per share of $1.27 X shares outstanding of 40.09 million.

(2) 2005 FCF estimate uses mid-point of company outlook, uses total capex.

(3) 2005 FCF estimate uses mid-point of company outlook, uses maintenance capex.

(4) 2005 FCF per share mean estimate from First Call of $2.02 X units outstanding of 8.48 million.

(5) 2005 FCF estimate uses mid-point of company outlook, using total capex. Excludes additional interest paid on senior notes of $5.6 million and deferred distributions on subordinated debentures of $10.3 million.

Key Investment Considerations

•                  Dominant Market Presence - Carriage has #1 or #2 market share positions in over 70% of its markets;

•                  Superior Profitability - Carriage has the second highest gross profit and EBITDA margins of the public death care companies;

•                  Strong and Flexible Capital Structure - With low cost, long-term liabilities;

•                  Predictable and Growing Free Cash Flow;

•                  Small is Beautiful - Small size enables material performance increase from future acquisitions;

•                  Substantial Long-Term Appreciation Potential – Due to small share count and ability to use FCF for growth versus issuing equity or debt; and

•                  Attractive Valuation.

CARRIAGE SERVICES RECENT RESULTS & FINANCIAL OUTLOOK

Carriage Services reported 1Q05 financial results that were above the Company’s estimates previously released to the public after it reported 4Q04 and full year 2004 results. Carriage’s 1Q05 was one of the best quarters the Company has had in several years, as Carriage was able to improve performance in every area of the Company. The results were particularly strong given the very strong quarter Carriage had in the same period last year. Carriage was particularly pleased with the consistent level of profitability in its funeral operations throughout the quarter, despite funeral volume volatility on a monthly basis.

Despite an excellent 1Q05, Carriage views the deathcare business is a long-term, year-over-year business versus a quarter to quarter business. The Company continues to see its Being the Best standards based operating model yield results that it believes will continue to benefit Carriage in both the near- and long-term.

In January 2005 Carriage completed a $130 million, ten-year Senior Notes offering. The proceeds were used to refinance all of the Company’s senior debt, to bring current the deferred distributions on its TIDES securities and to increase its cash balance by approximately $11 million. The refinancing strengthened Carriage’s capital structure and enables the Company to focus on investing its considerable free cash flow in new earning assets through selective acquisitions.

Subsequent to the end of 1Q05, Carriage entered into a new $35 million senior secured revolving credit facility to replace its existing unsecured credit facility that was scheduled to mature in 2006. Borrowings under the new facility bear interest at prime or LIBOR operations with the initial LIBOR option set at LIBOR plus 3%, matures un five years and is collateralized by all personal property and funeral home real property in certain states. The facility is currently undrawn and no borrowings are anticipated during 2005.

Results of continuing operations for 1Q05 were as follows:

•                  Total revenue of $42.0 million versus original estimate of $39 to $41 million.

•                  EBITDA of $13.2 million versus original estimate of $11.8 to $12.8 million.

•                  GAAP EPS of ($0.04) per diluted share including additional interest costs related to the senior debt refinancing equal to $0.23 per diluted share.

•                  Diluted EPS of $0.19, excluding the additional interest costs related to the senior debt refinancing, compared to original estimate of $0.14 to $0.17 per share and prior year of $0.16.

In 1Q05, Carriage generated $0.6 million of adjusted free cash flow, consisting of cash flow used by continuing operating activities of $14.0 million, plus additional interest paid on senior notes of $6.0 million, plus deferred distributions on subordinated debentures of $10.3 million, less capital expenditures of $1.7 million. Higher capital expenditures and working capital increases, which were due to increased receivables because of higher revenues toward the end of the quarter, accounted for the decrease in cash flow. Cash and short-term investments totaled $16 million at the end of 1Q05. After paying total refinancing costs of $10.2 million and cumulative deferred distributions on the TIDES of $10.3 million, Carriage’s senior debt increased from $110.3 million at December 31, 2004 to $143.5 million at March 31, 2005.

Funeral Operations – Key Financial & Operating Data Comparison vs. 4Q03

•                  Funeral revenues from continuing operations increased 3.4% from $30.8 million to $31.8 million.

•                  Same store funeral contracts increased 1.0% from 6,278 to 6,343.

•                  Same store average revenue per contract increased 1.9% from $4,851 to $4,942.

•                  Average revenue per burial contract increased 3.3% to $6,694.

•                  Average revenue per cremation contract increased 3.7% to $2,394.

•                  Carriage’s cremation rate increased to 32.8%, up versus 30.9% in 1Q04.

Carriage experienced weak volumes in January, which were a carryover from December, but much higher volumes in February and March due to a later flu season and improved market share in certain markets. Funeral gross margins were higher due to better execution of its Being the Best standards-based operating model. As indicated, Carriage experienced a significant increase in its cremation rate in 1Q05 versus the same period last year. Carriage does not expect such dramatic increases in its cremation rate going forward because most of the increase was isolated to select markets and funeral home operations.

Cemetery Operations – Key Financial & Operating Data Comparison vs. 1Q04

•                  Cemetery revenues from continuing operations increased 6.1% from $9.6 million to $10.2 million.

•                  The number of preneed contracts written decreased 1.7% to 2,404.

•                  Average revenue per preneed contract written increased 10.2% to $2,884 and the average interment site sold for $2,023, which was 14.7% greater than the same period last year.

•                  The number of interments performed decreased 3.6% while at-need property revenue increased 7.8%.

•                  Distributable capital gains from trust investments totaled $0.6 million compared to capital losses of $0.2 million in the prior year period.

•                  Cemetery gross margin, including investment gains and losses, increased 410 basis points from 25.7% to 29.8%.

Success in the cemetery business is primarily driven by advanced sales of property rights, which creates heritage for Carriage’s business. This success was evident in Carriage’s 1Q05 results as 89% of its preneed contracts included property. Carriage’s operating performance was broad and deep across its cemetery portfolio, which resulted in an increase in its already high cemetery margins with gains from trust investments.

Carriage completed two mausoleums in 1Q04 that generated $358,000 of revenue, while none were completed in 1Q05. In addition, Carriage deferred preconstruction revenue totaling $579,000 in 1Q05, which was twice the amount for 1Q04. This revenue will be recognized when construction is completed either later this year or in early 2006. Financial revenues increased $818,000 compared to 1Q04 because Carriage recognized $571,000 of gains on sales of securities in the perpetual care trust funds this year compared to recognized losses of $235,000 last year. Carriage may sell certain securities in its cemetery trust portfolio during the remainder of the year and realize investment gains or losses as it diversifies its investment portfolio.

In 2005, Carriage plans to develop and begin to implement a standards based operating model for its cemetery operations, similar to the implementation of Being the Best in Carriage’s funeral operations. The new cemetery standards based operating model will be structured around the key drivers of the cemetery business.

Other

Interest expense increased $0.3 million, or 6.4%, because outstanding senior debt increased when Carriage refinanced its senior debt as previously discussed. Carriage expects net interest expense (interest expense less investment income on temporary cash investments) to be approximately 6% higher than the comparable period of the prior year. In connection with the new credit facility, Carriage wrote off unamortized loan costs totaling $0.2 million, equal to $0.01 per diluted share, in 2Q05. Discontinued operations included the sale of a funeral home during 1Q05 resulting in a gain of $0.3 million, equal to $0.01 per diluted share.

Debt

Carriage’s senior debt, which excludes the convertible junior subordinated debentures, totaled $110.3 million at December 31, 2004, versus senior debt of $135.3 million at December 31, 2003, a reduction of $25 million or 18.5%. Senior debt to total capitalization during the year declined to 34% at the end of 2004 from 41% at year-end 2003.

Subsequent to 4Q04, in January 2005 Carriage completed a $130 million, ten-year Senior Notes offering. The proceeds were used to refinance all of the Company’s senior debt, to bring current the deferred distributions on its TIDES securities and to increase its cash balance by approximately $11 million. The refinancing strengthened Carriage’s capital structure and enables the Company to focus on investing its considerable free cash flow in new earning assets through selective acquisitions.

Financial Outlook

Carriage’s 2005 Financial Outlook is based upon the following key assumptions:

•                  The upper end of the Outlook range assumes funeral same-store volumes are flat compared to 2004 and the lower end assumes a 2% decrease.

•                  The average revenue per funeral contract is assumed to increase approximately 2.5%.

•                  Senior debt outstanding is assumed to increase from $110.3 million at 12/31/04 to $143 million after the issuance of new Senior Notes and refinancing of the Company’s old senior debt, which occurred on January 27, 3005. Carriage expects no borrowings on its $35 million bank credit facility during 2005.

•                  The cumulative deferred distributions on the convertible junior subordinated debentures, which totaled $10.9 million at 12/31/04, was paid on 3/1/05 and distributions are assumed to be paid concurrently thereafter.

•                  Carriage expects to fund approximately $6 million of capital expenditures.

•                  Carriage expects to use free cash flow to acquire businesses if and when available on acceptable terms, In the Outlook the Company assumes free cash flow is invested in short-term investments that are expected to increase to approximately $25 million by 12/31/05.

Carriage Services Financial Outlook

$ Estimates in Millions Except Per Share Data

	2Q05	2005
Income Statement Items:

Revenue	$36.5 - $38.0	$151 - $155

Net Earning Per Diluted Share (Diluted)	$0.05 - $0.07	$0.31 - $0.36 (1)

Net Earnings	$0.9 - $1.3	$5.8 - $6.7 (1)
Add: Depreciation & Amortization	3.1 - 3.2	12.6 - 12.8
Add: Interest Expense	4.6 - 4.6	18.1 - 18.1
Add: Income Taxes	0.5 - 0.7	3.5 - 4.0
EBITDA	$9.1 - $9.8	$40.0 - $41.6 (1)

Cash Flow Items

Cash Provided by Operating Activities	—	$7.1 - $8.6
Payment of Cumulative Deferred Distributions	—	10.9 - 10.9
Adjusted Cash Provided by Operating Activities	—	18.0 - 19.5
Less: Maintenance Capital Expenditures	—	6.0 - 6.0
Adjusted Free Cash Flow	—	$12.0 - $13.5
Payment of Cumulative Deferred Distributions	—	10.9 - 10.9
Free Cash Flow	—	$1.1 - $2.6

(1) Excludes a charge in connection with the senior debt refinancing in January 2005 of $6.7 million ($4.2 million after tax, or $0.22 per diluted share), and excludes any gains or losses associated with asset dispositions.

Carriage expects cash results from operations to improve in 2005. However, a number of factors may negatively affect EPS. The following summarizes the factors that are anticipated to impact 2005 diluted EPS, which are not intended to be all inclusive:

2005 Diluted EPS

Additional Interest Expense, Net of Investment Income	$0.04
Temporary Costs of Implementing New Systems & Costs to Comply with internal Control Reporting Requirements of Sarbanes-Oxley	0.03

Non-Cash Costs:
Increase Depreciation & Amortization	0.03
$0.10

Five Year Goals

Carriage’s existing operations are improving and the Company’s Being the Best standards based operating model is taking hold. Carriage’s financial flexibility has been restored because of its recent senior note financing, and the Company is repositioned for growth. As a result, Carriage has established five year goals that include new selected acquisitions. Assuming Carriage achieves its five year goals, the Company would expect its run-rate annual operating results by the end of 2009 to be as follows (in thousands except per share amounts):

Revenues from Existing Operations	$170,000
Revenues from Future Acquisitions(1)	25,000
Total Revenues	$195,000

EBITDA	$55,000

Diluted Earnings Per Share(2)	$0.70

Free Cash Flow	$20,000

(1)          Assumes that the majority of the acquisitions will occur during the latter part of the five year period.

(2)          Assumes that Carriage will not issue any new debt or equity and that its cash taxes will total approximately $5.0 million.

Change in Accounting

Carriage adopted accounting changes mandated by the Financial Accounting Standards Board relating to Interpretation No. 46, as revised (“FIN 46R”), “Consolidation of Variable Interest Entities”, effective March 31, 2004.  FIN 46R clarifies the circumstances in which certain entities that do not have equity investors with a controlling financial interest must be consolidated by its sponsor.

The adoption of FIN 46R affects Carriage’s financial statements in two fundamental ways:

(1) The Company is consolidating preneed and perpetual care trusts in which it is the primary beneficiary of the trust assets.  The accounting related to such trusts was agreed to among Carriage and the other public deathcare companies, their auditors, and the staff at the Securities and Exchange Commission.

(2) The Company is deconsolidating for accounting purposes Carriage Services Capital Trust (the “Trust”) which results in the removal of the preferred securities from the balance sheet and the addition of convertible junior subordinated debentures payable to the Trust.

The accounting changes did not affect Carriage’s earnings or cash flows upon adoption.  No cumulative effect of an accounting change was recognized by Carriage as a result of implementing of FIN 46R.  Additionally, the accounting changes principally affect classifications within the financial statements, but do not affect cash flow or the manner in which the Company recognizes and reports revenue or net income in future periods.

Preneed and Perpetual Care Trusts

Carriage implemented FIN 46R on March 31, 2004, which resulted in the consolidation of the Company’s preneed and perpetual care trust funds. The investments of such trust funds are now reported at fair value and the Company’s future obligations to deliver merchandise and services are now reported at estimated settlement amounts, which are equal and offsetting amounts.

Although FIN 46R requires consolidation of preneed and perpetual care trusts, it does not change the legal relationships among the trusts, Carriage and its customers. In the case of preneed, the customers are the legal beneficiaries. In the case of perpetual care trusts, Carriage does not have a right to access the corpus in the perpetual care trusts. For these reasons, the Company has recognized non-controlling interests in its financial statements to reflect third party interests in these consolidated trust funds.

Both the preneed trusts and the cemetery perpetual care trusts hold investments in marketable securities which have been classified as available-for-sale. The investments are reported at fair value, with unrealized gains and losses allocated to Non-controlling interests in trust investments in Carriage’s consolidated balance sheet. Unrealized gains and losses attributable to the Company, but that have not been earned through the performance of services or delivery of merchandise is allocated to deferred revenues.

Also beginning March 31, 2004, the Company recognizes realized income, gains and losses of the preneed trusts and cemetery perpetual care trusts. Carriage recognizes a corresponding expense equal to the realized earnings of these trusts attributable to the non-controlling interest holders. When such earnings attributable to the Company have not been earned through the performance of services or delivery of merchandise, Carriage will record such earnings as deferred revenue.

For preneed trusts, Carriage recognizes as revenues amounts attributed to the non-controlling interest holders and the Company, including accumulated realized earnings, when the contracted services have been performed and merchandise delivered. For cemetery perpetual care trusts, Carriage recognizes investment earnings in cemetery revenues when such earnings are realized and distributable. Such earnings are intended to defray cemetery maintenance costs incurred by the Company.

Redeemable Convertible Preferred Securities

Carriage also was required to deconsolidate for accounting purposes Carriage Services Capital Trust (the “Trust”), a trust established in 1999 to issue convertible preferred term income deferrable equity securities (TIDES).  The TIDES were previously classified as temporary equity in the consolidated balance sheet.  The Company’s obligation to the Trust consists of convertible junior subordinated debentures due in 2029. As a result of deconsolidating the Trust, the Company now reports its obligation to the Trust, the convertible junior subordinated debentures, as a long-term liability. The reclassification of the amount ($93.75 million) has no effect on net income or on Carriage’s covenants with its senior lenders, because the obligations to the Trust are not classified as indebtedness for purposes of calculating financial ratios.

Substantially all the assets of the Trust consist of the convertible junior subordinated debentures of the Company.  Such debentures possess substantial characteristics of equity.  The rights of the debentures are functionally equivalent to those of the TIDES.  When issued in 1999, the conversion price was at a premium to the then-existing trading price of the Common Stock. The expectation was that holders would convert the TIDES into Common Stock well before their maturity in 2029, when the Company’s performance and improving conditions in the death care industry resulted in an appreciated stock price.  As a result of deteriorating conditions in the industry and Carriage’s own disappointing performance in the preceding four years, the TIDES have been trading substantially below their par value, which Carriage believes to be a reflection of the valuation and prospects of the Company’s common stock.  In management’s view, the debentures have a predominance of equity-like characteristics which are not normally found in debt securities (including traditional subordinated debt), such as:

•                  The debentures are unsecured and subordinate to the Company’s senior debt, which includes the revolving credit facility, the senior notes and any other borrowed money obligations.  The debentures are not guaranteed by the Company’s subsidiaries, meaning that they are effectively subordinated to all liabilities of the subsidiaries, not just borrowed money debt.

•                  Carriage has the right to defer the payment of interest on the debentures for up to 20 calendar quarters.  The Company can catch up deferred interest and then re-start another deferral period prior to maturity.  During a deferral period, the only rights of the holders of the TIDES and debentures are to restrict the Company from making distributions to or repurchasing any stock, but Carriage is not subject to any other restrictions which would normally be associated with non-payment of debt securities, such as acceleration of maturity, limits on acquisitions or dispositions of assets, or any changes in the debt capital structure, such as incurring new debt, restructuring existing debt, changing debt terms, or granting security.

•                  The TIDES are convertible into common stock at a fixed price well above the common stock’s current trading price.  Carriage believes the market value of the TIDES will continue to primarily be impacted by its unusually long-term maturity, the right to defer distributions and the subordination to all other outstanding debt for borrowed money, rather than the Company’s credit profile or level of interest rates.

•                  As a result of the equity-like characteristics of the TIDES and debentures, the Company was able to have them treated as equity, rather than debt, under its credit and senior note agreements.

Carriage Services, Inc.

Historical Earnings & Operating Data

(In Thousands $, Except Per Share & Margin Analysis Data)

	2003	Mar-04	Jun-04	Sep-04	Dec-04	2004	Mar-05
Revenues:
Funeral	112,588	30,775	27,697	26,582	27,761	112,815	31,817
Cemetery	34,351	9,613	9,737	9,226	8,815	37,391	10,197
Total Revenues	146,939	40,388	37,434	35,808	36,576	150,206	42,014

Gross Profit:
Funeral	29,097	9,319	6,530	6,107	7,470	29,426	10,006
Cemetery	8,521	2,472	2,181	1,993	2,231	8,877	3,042
Total Gross Profit	37,618	11,791	8,711	8,100	9,701	38,303	13,048

Selling, General & Admin. Expense	10,492	2,683	2,545	2,748	2,689	10,665	2,779
Other Operating Expense (Income)	432	—	—	495	—	495	—
Operating Income	26,694	9,108	6,166	4,857	7,012	27,143	10,269

Interest Expense, Net	17,934	4,382	4,395	4,175	4,107	17,059	4,606
Other Expense (Income)	(657)	—	(891)	(72)	23	(940)	6,693
Income (Loss) Before Income Taxes	9,417	4,726	2,662	754	2,882	11,024	(1,030)

Provision (Benefit) for Income Taxes	3,519	1,772	998	283	(2,983)	70	(386)
Net Income (Loss) from Continuing Operations	5,897	2,954	1,664	471	5,865	10,954	(644)

Discontinued Operations:
Operating Income from Discontinued Operations	682	157	190	58	7	412	84
Gain on Sales & (Impairments) of Disc. Operations	499	(0)	(3,051)	1,039	(619)	(2,631)	353
Income Tax Provision (Benefit)	455	59	(739)	411	(230)	(499)	164
Income (Loss) from Discontinued Operations	727	98	(2,122)	686	(382)	(1,720)	273

Net Income (Loss)	6,624	3,052	(458)	1,157	5,483	9,234	(371)

Basic EPS:
Continuing Operations	$0.34	$0.17	$0.09	$0.03	$0.33	$0.62	$(0.04)
Discontinued Operations	$0.04	—	$(0.12)	$0.04	$(0.02)	$(0.10)	$0.02
Net Income (Loss)	$0.38	$0.17	$(0.03)	$0.07	$0.31	$0.53	$(0.02)

Diluted EPS:
Continuing Operations	$0.33	$0.16	$0.09	$0.03	$0.32	$0.60	$(0.04)
Discontinued Operations	$0.04	$0.01	$(0.12)	$0.04	$(0.02)	$(0.09)	$0.02
Net Income (Loss)	$0.37	$0.17	$(0.03)	$0.07	$0.30	$0.52	$(0.02)

Weighted Average Shares Outstanding:
Basic	17,444	17,656	17,764	17,834	17,886	17,786	18,127
Diluted	17,808	18,139	18,258	18,281	18,359	18,260	18,127

Margin Analysis	2003	Mar-04	Jun-04	Sep-04	Dec-04	2003	Mar-04
Revenues:
Funeral	76.6%	76.2%	74.0%	74.2%	75.9%	75.1%	75.7%
Cemetery	23.4%	23.8%	26.0%	25.8%	24.1%	24.9%	24.3%
Total Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Gross Profit:
Funeral	19.8%	23.1%	17.4%	17.1%	20.4%	19.6%	23.8%
Cemetery	5.8%	6.1%	5.8%	5.6%	6.1%	5.9%	7.2%
Total Gross Profit	25.6%	29.2%	23.3%	22.6%	26.5%	25.5%	31.1%

Selling, General & Admin. Expense	7.1%	6.6%	6.8%	7.7%	7.4%	7.1%	6.6%
Other Operating Expense (Income)	0.3%	0.0%	0.0%	1.4%	0.0%	0.3%	0.0%
Operating Income	18.2%	22.6%	16.5%	13.6%	19.2%	18.1%	24.4%

Interest Expense, Net	12.2%	10.8%	11.7%	11.7%	11.2%	11.4%	11.0%
Special Charges & Other Expense (Benefit)	-0.4%	0.0%	-2.4%	-0.2%	0.1%	-0.6%	15.9%
Income Before Income Taxes	6.4%	11.7%	7.1%	2.1%	7.9%	7.3%	-2.5%
Provision (Benefit) for Income Taxes	2.4%	4.4%	2.7%	0.8%	-8.2%	0.0%	-0.9%
Net Income from Continuing Operations	4.0%	7.3%	4.4%	1.3%	16.0%	7.3%	-1.5%

Year-Over-Year Percentage Change
Funeral Revenues	—	4.9%	-0.5%	1.2%	-4.8%	0.2%	3.4%
Cemetery Revenues	—	17.6%	9.2%	6.4%	2.7%	8.8%	6.1%
Total Revenues	—	7.7%	1.8%	2.5%	-3.1%	2.2%	4.0%
Selling, General & Admin. Expense	—	5.9%	5.5%	8.0%	-10.5%	1.6%	3.6%
Operating Income	—	17.7%	-11.5%	-10.7%	7.1%	1.7%	12.8%
Income Before Income Taxes	—	58.2%	-17.0%	-28.8%	33.2%	17.1%	-121.8%
Net Income from Continuing Operations	—	58.0%	-17.2%	-29.2%	333.2%	85.7%	-121.8%

COMPANY BACKGROUND

Carriage Services is a leading provider of Death Care services and products in the United States and is the fourth largest publicly traded Death Care Company. As of June 8, 2005, Carriage operated 133 funeral homes and 30 cemeteries in 28 states. Carriage provides a complete range of funeral and cremation services including planning and coordinating personalized funerals, conducting memorial services, performing cemetery interment services, and managing and maintaining cemetery properties. The Company also sells products and merchandise including caskets, urns, burial vaults, cemetery interment rights, and monuments and markers. Carriage’s business can be characterized as one of relative stability, recurring revenue and cash flow, with incremental growth opportunities via selective acquisitions.

The Death Care industry experienced a period of rapid growth through acquisition from 1996 through 1999, which took the industry’s eye off the operating ball, Carriage included. At the crescendo of 1999, balance sheets were over leveraged, acquisition multiples revealed they were too high, and industry conditions became challenging. In response, Carriage and its public peers significantly curtailed their acquisition activity, focused on operations to improve cash flow, and began culling through their property portfolios to find non-core and/or under performing assets that could be sold to generate cash to reduce debt.

Thus, 2000 was a transitional year for Carriage Services as it developed and began implementing its two-year multi-element Fresh Start Program in the fourth quarter of 2000 to address its poor operating performance and a challenging operating environment. Due largely to the successful implementation and execution of Fresh Start, Carriage Services has recovered from a highly leveraged balance sheet and sub-par operating performance, resulting from the rapid consolidation period the Death Care industry experienced in 1996 through 1999.

From September 2000, when Carriage initiated a process to identify underperforming businesses, to December 31, 2004, Carriage sold 36 funeral homes, 12 cemeteries and 20 parcels of excess real estate for net proceeds of approximately $26 million. Using the $26 million in net proceeds combined with its free cash flow generation, Carriage reduced its debt and contingent obligations by approximately $87 million, or 44% from January 1, 2001 through December 31, 2004.

Acquisition Spending (In Millions)

* Excludes payment of contingent acquisition obligations.

Senior Debt Reduction (In Millions)

In addition to making operational and financial improvements as part of Fresh Start, Carriage reduced its corporate overhead and increased the quality of its leadership. Carriage has turned to new leadership at substantially all levels of the Company to focus on operations and to reposition Carriage for future growth. Carriage will continue to improve its organizational leadership and quality of personnel going forward.

DEATH CARE INDUSTRY OVERVIEW

2004E Death Care Market

Death Care Industry Landscape

Despite a period of rapid consolidation of smaller, private funeral and cemetery businesses by the public Death Care companies in 1996 through 1999, the industry remains fragmented. Reports indicate that there are approximately 22,000 funeral homes and 10,000 cemeteries in the United States. Based on information provided by public companies, it is estimated that Carriage Services and the three other largest publicly traded domestic Death Care companies represented approximately 20% of the 2004 domestic Death Care industry revenues. Though Carriage and the rest of its public peers have significantly reduced or eliminated an active acquisition program, there remains the opportunity for consolidation of smaller, privately held businesses to supplement internal growth.

Established death care businesses have a number of advantages over insurgent death care service providers in a given market, but barriers to entry are not prohibitive. Death care businesses have traditionally been transferred to successive generations within a family and in most cases have developed a local heritage and tradition that afford an established funeral home or cemetery a local franchise and provide the opportunity for repeat business. In addition, established firms’ backlog of preneed, prefunded funerals or presold cemetery and mausoleum spaces provides a base of future revenue. Additional barriers to entry include the difficulty of local zoning restrictions, increasing regulatory burdens, and scarcity of cemetery land in certain urban areas.

However, since 1999, Carriage has seen new independent competitors capture some local market share. In many cases, these new independent businesses are started by personnel who have left public death care consolidators or family owned businesses. Often, such businesses are attempting to build market share by competing on price rather than heritage and tradition.

Estimated US Deaths

	Deaths in 000s	CAGR
2004	2,462	0.7%
2005	2,480	0.7%
2006	2,499	0.8%
2007	2,518	0.8%
2008	2,537	0.8%
2009	2,558	0.8%
2010	2,578	0.8%
2015	2,695	0.9%
2020	2,840	1.1%
2030	3,257	1.4%
2040	3,702	1.3%

Historical Death Rate Trends & Forecasts – Still Valid?

The national death rate in the United States has grown at a compound annual rate of approximately 1% from 1980 through 2000, with annual variation of 1%-2%. National government statistics are predicting an annual compounded rate of growth in the number of deaths of .75% through 2010, after which the rate of growth is expected to gradually increase due to the aging population. However, based on data from the CDC (adjusted for non-reporting cities) death rates declined approximately 2.4% in 2001, 1.6% in 2002, and 1.4% in 2003 – an unprecedented three year consecutive decline in death rates. Death rates were essentially flat in 2004.

It is uncertain if the three years of sequential declines in death rates is indicative of a fundamental change in future death rates trends, or what specific factors caused the sequential declines. While the number of deaths typically varies from year to year, it is believed by some that major medical advances in treating heart, cancer and other major diseases that cause death are resulting in an increase in the average age of the population. With several years of unprecedented sequential declines in death rates, is the improvement in healthcare beginning to have a secular impact on mortality rates that call into question historical mortality trends and projections? At this point that cannot be determined.

The Death Care industry tends to experience some seasonal biases in the winter months due to increases in cold weather induced deaths, or occasionally in extreme heat conditions in the summer. Despite a period of unusual decreases in death rates, the Death Care business can generally be characterized as one of relative stability, reliability, and a very low failure rate. Carriage views the long-term stability and reliability of the Death Care business, through good times and bad, as an attractive investment attribute.

Historical Decline in Births May Partially Explain Recent Decline in Death Rates

There may be a demographic influence at work that has caused annual death rates to deviate from their historically predictable trend. Birth rates began an extended period of decline from approximately 3 million births in 1924 to 2.3 million births in 1933, a 22.6% decline. If you assume a 72 year average life per person from 1910 to 2010 and roll historical birth data forward by 72 years, the data implies that the period of declining births from 1924 to 1933 may partially account for the sequential decline in death rates over the past few years. The data also may indicate that downward pressure on death rates may subside in the coming years and an upward trend in death rates may be on the horizon.

Historical Births & Possible Death Trends

*Assumes 72 Year Average Life from 1910 - 2010

Source data: US Census Bureau, Statistical Abstract of the United States: 2003

The Aging Population & the Baby Boomers

The U.S. population is getting older as the “Baby Boom” generation begins to age. The number and percentage of the population age 65 and over is expected to increase from 36.7 million in 2005 to 40.2 million in 2010 and to 54.6 million in 2020, increases of 9.5% and 48.8%, respectively. The growth in the 65 and older portion of the U.S. population is significant because approximately 68% of deaths in the U.S. have occurred when people are age 65 and older.

Population Age Distribution: 2000 - 2040E

Source: U.S. Census Bureau

U.S. Demographics: 65 Years & Older

Cremation Trends

The aging of the large number of Baby Boomers over the next ten to twenty years could raise the national mortality rate slightly above its historic average, generating enhanced growth opportunities for the death care industry. However, a rising trend in cremations poses some risk for the death care industry to fully realize the benefit from the shift in the population to the +65 years of age category. It is estimated that cremations accounted for approximately 10% of the U.S. burial market in 1980 and has grown to approximately 29% in 2003. The cremation trend is expected to increase to 35% of the U.S. burial market in 2010. While cremation services and products are higher margin than traditional burial proceedings, they are typically less in absolute dollar terms. To mitigate this and to even capitalize on the growing cremation trend, Carriage has developed innovative, high quality funeral and memorializing services and additional products to increase its cremation revenue per funeral.

U.S. Cremation Rates: As a % of Total Deaths

Source: Creation Assoc. of N. America	* Projected Figure

Carriage Services Peer Analysis

Selected Historical Financial & Operating Data & Valuation Data

In Thousands Except Per Share and Percentage Data

	Carriage Services (CSV)			Service Corp. Intl. (SCI)			Stewart Enterprises (STEI)(1)			Alderwoods Group (AWGI)
	2003	2004	3 Mos. ‘05	2003	2004	3 Mos. ‘05	2003	2004	3 Mos. ‘05	2003	2004	3 Mos. ‘05
Selected Historical Financial Data
Funeral Revenues	112,588	112,815	31,817	1,740,954	1,259,695	317,174	298,569	278,426	71,623	491,612	472,935	124,013
Cemetery Revenues & Other (2)	34,351	37,391	10,197	587,471	599,613	135,749	223,489	236,227	54,856	228,669	243,855	59,783
Total Revenues	146,939	150,206	42,014	2,328,425	1,859,308	452,923	522,058	514,653	126,479	720,281	716,790	183,796
Funeral Gross Profit	29,098	29,426	10,006	281,875	226,123	77,306	70,682	78,394	20,210	113,417	96,289	29,900
Cemetery & Other Gross Profit	8,521	8,877	3,042	80,090	108,375	20,481	49,689	56,371	11,684	30,527	28,521	6,401
Total Gross Profit	37,619	38,303	13,048	361,965	334,498	97,787	120,371	134,765	31,894	143,944	124,810	36,301
G&A Expenses	10,492	10,665	2,779	178,105	130,896	19,716	20,183	17,097	4,216	56,281	51,218	10,643
EBITDA(3)	38,176	39,775	13,209	446,118	371,009	96,000	158,800	170,488	39,700	131,065	125,795	36,695
Special Charges & Other Items	—	—	—	49,366	25,628	(3,962)	(107,300)	(3,082)	331	(4,395)	(1,922)	755
Other Operating Expenses (Income)	432	495	—	9,004	(416)	(1,600)	—	(2,099)	(244)	—	—	—
Operating Income	26,695	27,143	10,269	224,222	229,646	72,509	(7,112)	116,685	28,253	83,268	71,670	26,413
Interest Expense	17,935	17,058	4,663	138,625	118,188	24,656	53,478	47,335	10,376	76,453	78,079	7,516
Net Income (Loss) from Continuing Operations	5,898	10,954	(644)	82,553	117,011	32,067	(51,074)	43,340	9,345	9,244	(3,793)	13,505
Income (Loss) from Discontinued Operations	727	(1,720)	273	2,529	43,762	(650)	(22,394)	2,822	(135)	1,563	13,142	(369)
Net Income (Loss)	6,624	9,234	(371)	85,082	113,699	(156,121)	(73,468)	46,162	9,210	10,807	9,349	13,136
Non-Recurring Items	—	—	4,183	—	(47,074)	(187,538)	—	—	(1,700)	—	—	—
Net Income (Loss) Excluding Non-Recurring Items	6,624	9,234	3,812	85,082	160,773	31,417	(73,468)	46,162	10,910	10,807	9,349	13,136

Diluted EPS from Continuing Operations	$0.33	$0.60	$(0.04)	$0.28	$0.36	$0.10	$(0.47)	$0.40	$0.08	$0.23	$(0.09)	$0.33
Diluted EPS from Discontinued Operations	$0.04	$(0.09)	$0.02	$—	$0.13	$—	$(0.21)	$0.03	$—	$0.04	$0.32	$(0.01)
Diluted EPS	$0.37	$0.51	$(0.02)	$0.28	$0.35	$(0.49)	$(0.68)	$0.43	$0.08	$0.27	$0.23	$0.32
Non-Recurring Items	—	—	0.23	—	(0.14)	(0.59)	—	—	(0.02)	—	—	—
Diluted EPS Excluding Non-Recurring Items	$0.37	$0.51	$0.21	$0.28	$0.49	$0.10	$(0.68)	$0.43	$0.10	$0.27	$0.23	$0.32
Average Diluted Shares	17,808	18,260	18,127	300,790	344,675	317,751	108,220	108,159	109,450	40,465	41,132	41,312

Cash Flow from Continuing Operations(4)	14,079	23,305	(13,971)	371,147	106,101	127,849	69,820	93,656	(1,873)	137,297	103,727	41,716
Deferred Distributions & Other (5)	(3,329)	(7,015)	16,300	—	—	—	—	—	—	—	—	—
Capital Expenditures	6,204	5,746	1,738	115,563	96,007	20,613	18,439	20,423	6,512	25,186	37,183	4,605
Free cash Flow from Continuing Operations	4,546	10,544	591	255,584	10,094	107,236	51,381	73,233	(8,385)	112,111	66,544	37,111

% of Revenues
Funeral Revenues	76.6%	75.1%	75.7%	74.8%	67.8%	70.0%	57.2%	54.1%	56.6%	68.3%	66.0%	67.5%
Cemetery Revenues	23.4%	24.9%	24.3%	25.2%	32.2%	30.0%	42.8%	45.9%	43.4%	31.7%	34.0%	32.5%
Total Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Funeral Gross Profit	25.8%	26.1%	31.4%	16.2%	18.0%	24.4%	23.7%	28.2%	28.2%	23.1%	20.4%	24.1%
Cemetery Gross Profit	24.8%	23.7%	29.8%	13.6%	18.1%	15.1%	22.2%	23.9%	21.3%	13.3%	11.7%	10.7%
Total Gross Profit	25.6%	25.5%	31.1%	15.5%	18.0%	21.6%	23.1%	26.2%	25.2%	20.0%	17.4%	19.8%
G&A Expenses	7.1%	7.1%	6.6%	7.6%	7.0%	4.4%	3.9%	3.3%	3.3%	7.8%	7.1%	5.8%
EBITDA (Excluding Special Charges & Other Items) (3)	26.0%	26.5%	31.4%	19.2%	20.0%	21.2%	30.4%	33.1%	31.4%	18.2%	17.5%	20.0%
Operating Income	18.2%	18.1%	24.4%	9.6%	12.4%	16.0%	-1.4%	22.7%	22.3%	11.6%	10.0%	14.4%
Net Income (Loss) before Non-Recurring Items	4.5%	6.1%	-0.9%	3.7%	6.1%	-34.5%	-14.1%	9.0%	7.3%	1.5%	1.3%	7.1%
Net Income (Loss)	4.5%	6.1%	9.1%	3.7%	8.6%	6.9%	-14.1%	9.0%	8.6%	1.5%	1.3%	7.1%

Selected Operating Data
# of Funeral Properties	139	135	134	1,239	1,216	1,169	299	242	236	730	648	645
# of Cemetery & Other Properties	30	30	30	547	400	390	148	147	147	210	142	139
Total Properties	169	165	164	1,786	1,616	1,559	447	389	383	940	790	784
# of North American Funeral Services Performed (6)	23,740	23,081	6,343	252,232	252,232	69,842	71,082	66,433	15,729	124,798	117,525	29,917
Avg.Rev. Per Funeral - North America (6)	$4,743	$4,903	$4,942	$4,260	$4,159	$4,264	NA	NA	NA	$3,939	$4,024	$4,129
North America Company Cremation Rate (7)	31%	32%	33%	39%	40%	40%	39%	37%	37%	34%	35%	36%

Selected Balance Sheet Data
Cash & Cash Equivalents	2,024	1,948	9,111	239,431	287,785	320,493	20,931	21,514	13,428	41,612	9,379	16,878
Total Current Assets	36,106	31,725	46,926	673,324	533,497	543,317	216,282	145,995	124,155	584,256	205,315	152,287
Property, Plant & Equipment, Net	107,257	104,893	105,241	1,277,583	970,547	966,707	481,861	296,684	301,406	548,518	539,879	531,293
Cemetery Property	63,658	62,649	62,425	1,524,847	1,506,782	1,503,268	377,118	369,434	371,027	117,362	118,619	117,271
Goodwill	159,672	156,983	156,983	1,195,422	1,169,040	1,162,215	403,790	404,014	404,550	320,640	321,134	321,081
Total Assets	538,917	565,156	584,595	7,725,204	8,199,196	7,783,879	2,573,522	2,565,360	2,564,484	2,453,003	2,372,428	2,312,980
Total Current Liabilities	50,391	26,792	23,957	669,355	311,913	303,763	108,589	80,230	55,516	478,437	213,071	176,765
Total Senior Debt (Including Current Portion)	135,259	110,293	143,510	1,701,871	1,253,960	1,248,075	502,115	416,805	402,531	630,852	463,640	431,981
Subordinated Debt	—	93,750	93,750	—	—	—	—	—	—	—	—	—
Total Debt	135,259	204,043	237,260	1,701,871	1,253,960	1,248,075	502,115	416,805	402,531	630,852	463,640	431,981
Total Liabilities	342,660	415,983	436,300	6,198,246	6,345,620	6,119,307	1,834,663	1,572,209	1,544,512	1,908,110	1,559,375	1,498,350
Preferred Securities	90,327	—	—	—	—	—	—	—	—	—	—	—
Convertible Securities	—	—	—	—	—	—	—	—	—	—	—	—
Stockholders’ Equity	105,930	116,438	116,462	1,526,958	1,853,576	1,664,572	738,859	784,258	805,982	544,893	555,912	563,586
Total Liabilities & Stockholders’ Equity	538,917	565,156	584,595	7,725,204	8,199,196	7,783,879	2,573,522	2,565,360	2,564,484	2,453,003	2,372,428	2,312,980

Selected Leverage Ratios
Current Assets / Current Liabilities	0.72	1.18	1.96	1.01	1.71	1.79	1.99	1.82	2.24	1.22	0.96	0.86
Total Assets / Total Liabilities	1.57	1.36	1.34	1.25	1.29	1.27	1.40	1.63	1.66	1.29	1.52	1.54
Senior Debt / Total Assets	0.25	0.20	0.25	0.22	0.15	0.16	0.20	0.16	0.16	0.26	0.20	0.19
Senior Debt / Stockholders’ Equity	1.28	0.95	1.23	1.11	0.68	0.75	0.68	0.53	0.50	1.16	0.83	0.77
Senior Debt / EBITDA (Excluding Special Charges & Other Items)	3.54	2.77	10.86	3.81	3.38	13.00	3.16	2.44	10.14	4.81	3.69	11.77
Senior Debt / Capitalization	40.8%	34.4%	40.6%	52.7%	40.4%	42.9%	40.5%	34.7%	33.3%	53.7%	45.5%	43.4%

Selected Valuation Data
Stock Price @ June 6, 2005			$5.95			$7.48			$5.91			$14.32
Shares Outstanding (Per Most Recent 10K or 10Q Filing)			18,287			309,367			106,258			40,092
Equity Market Value			108,805			2,314,068			627,985			574,121
Preferred Securities			—			—			—			—
Convertible Securities & Deferred Interest			—			—			—			—
Total Debt			237,260			1,248,075			402,531			431,981
Cash & Cash Equivalents			9,111			320,493			13,428			16,878
Enterprise Value			$336,954			$3,241,650			$1,017,088			$989,224
Price / 2004 EPS before Chg. in Acctg. Principle and/or Other Items			11.8			21.4			13.8			63.0
Price / 2004 EPS			11.8			15.4			13.8			63.0
Price / Book Value Per Share			0.9			1.4			0.8			1.0
Enterprise Value / 2004 EBITDA (Excluding Special Charges & Other Items)			8.5			8.7			6.0			7.9

(1)          Fiscal year ending October 31.

(2)          Cemetery Revenues/Gross Profit & Other for Alderwoods includes revenue/gross profit from Insurance operations.

(3)          EBITDA from continuing operations for Alderwoods Group

(4)          From continuing operations for all, except Stewart is from consolidated operations.

(5)          For Carriage, excludes deferred distributions on subordinated debentures in 2003 and 2004. For the three months 2005, the cumulative deferred distributions on the subordinated debentures that was paid and the additional interest paid on the senior notes was added.

(6)          On a comparable or “same store” basis for Carriage Services and Service Corp. Data from continuing operations for Alderwoods Group. Stewarts’ Annual number of funeral services performed on a consolidated basis.

(7)          All cremation rate data for Carriage, Service Corp. & Stewart on a same store basis. For Alderwoods, cremation data is from continuing operations.

Source: Carriage Services, Service Corp. Intl., Stewart Enterprises, & Alderwoods Group public documents.

MANAGEMENT BIOS

Melvin C. Payne, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996.  In 2003, Mr. Payne assumed the additional role of leading Carriage’s funeral operations. Prior to December 1996, he had been the President, Chief Executive Officer and a director of Carriage since its inception in 1991.  Mr. Payne resumed the additional position of President in December 2000.  Mr. Payne serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

Joseph Saporito has been Senior Vice President, Chief Financial Officer and Secretary of Carriage since September 2002.  Mr. Saporito, a certified public accountant, has responsibility for the financial and administrative functions of Carriage.  Prior to joining Carriage, he served as Division Head of the Commercial Audit Division of the Houston office of Arthur Andersen LLP, where he was a partner for 15 years.

Charles D. Sidun has been Senior Vice President of Funeral Operations since December 2004. He had served as Regional Vice President and Regional Managing Partner of certain of Carriage’s subsidiaries since May 2004. Mr. Sidun joined the Carriage organization when he and his family sold the Sidun Funeral Group in Red Bank, New Jersey to Carriage in 1997. From 2000 to 2002, Mr. Sidun operated a yacht charter service, which included a cremated remains scattering service. From 2002 to May 2004, Mr. Sidun was director of sales and administration of a mausoleum project in Keyport, New Jersey, and also owned and operated a property management firm.

James J. Benard has been Senior Vice President of Sales and Cemetery Operations for Carriage since November 2001.  Mr. Benard joined Carriage in 1998 as a Regional Vice President of Sales.  He has over 22 years of professional funeral home and cemetery experience.  Prior to joining Carriage, he was affiliated with Service Corporation International in various roles for ten years.  Mr. Benard is a member of the International Cemetery and Funeral Association.

George Klug has been Senior Vice President and Chief Information Officer since May 2002. He joined Carriage in July 2001 to align the technology functions with the company’s business plan.  Before joining Carriage, Mr. Klug served from 1997 to 2000 as Vice President of Information Technology at Allright Corporation, an owner operator of parking facilities both national and international.  Prior to Allright, Mr. Klug served as Vice President of Information Technology for various retail companies including Oshmans, Sportstown, and Zaks. He also has a background in operations and accounting and has been in management positions for 30 years.

BOARD OF DIRECTORS & CORPORATE GOVERNANCE

Carriage’s Board of Directors consists of five members, of which three are independent. This board composition complies with Board provisions under the Sarbanes-Oxley Act of the New York Stock Exchange.

Melvin C. Payne, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996.  In 2003, Mr. Payne assumed the additional role of leading Carriage’s funeral operations. Prior to December 1996, he had been the President, Chief Executive Officer and a director of Carriage since its inception in 1991.  Mr. Payne resumed the additional position of President in December 2000.  Mr. Payne serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

Joe R. Davis became a director of Carriage Services in May 2003. He has been the Chief Executive Officer and Chairman of the Board of Consolidated Graphics Inc. (“CGX”) since he founded it in 1985.  Mr. Davis serves on the Executive Committee of CGX’s Board of Directors.

Vincent D. Foster became a director of Carriage in November 1999.  Mr. Foster is a Senior Managing Director of Main Street Mezzanine Fund, LLC, a licensed small business investment corporation, and served as Senior Managing Director of Main Street Equity Ventures II, L.P. (and its predecessor firm), a private equity firm, from 1997 through 2002. Mr. Foster is a director of Quanta Services, Inc., and served as its nonexecutive Chairman of the Board of Directors from February 1998 through May 2002.  Mr. Foster is also a director of U.S. Concrete, Inc. and serves as its nonexecutive

Chairman of the Board.  From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he served as the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States.

Mark F. Wilson became a director in January 1997 when CNM merged with Carriage.  Mr. Wilson served as the President of CNM from 1988 until its merger with Carriage in January 1997, when he became President of Carriage’s California operations.  CNM owned and operated nine Wilson & Kratzer Funeral Homes and the Rolling Hills Memorial Park Cemetery in Alameda and Contra Costa Counties, California.  In connection with the CNM merger, Carriage agreed to increase the Board of Directors by one member and appoint Mr. Wilson as a director.  Mr. Wilson served as Senior Vice President of Cemetery Operations for our Western Region from November 2000 until November 2001, at which time he stepped aside upon the elevation of Jim Benard to head up the Company’s Cemetery Operations, but Mr. Wilson maintained his role as President of our California operations.  Mr. Wilson also serves on the Board of Directors of Mechanics Bank, Richmond, California.

Ronald A. Erickson has been a director of Carriage since it went public in August 1996.  Mr. Erickson is Chairman of the Board of Gander Mountain Company, a public company engaged in the sporting goods business, and is Chief Executive Officer of Holiday Companies, a family business consisting primarily of convenience stores and sporting goods stores.  Mr. Erickson is also a director (and member of the board’s compensation committee) of Andersen Corporation, a privately held manufacturer of windows and patio doors.

Audit Committee – Is comprised of Erickson, Foster, and Davis, all independent board members.

The Audit Committee appoints Carriage’s independent auditors, reviews the plan, scope and results of the audit with the auditors and Carriage’s officers, and approves audit fees and non-audit services. The Audit Committee also reviews with the auditors the significant accounting policies and internal accounting controls of Carriage.

In 2003, Carriage’s Board adopted a new written charter to be the governing instrument for the Audit Committee. In 2004, the charter was amended. The NYSE, upon which Carriage’s Common Stock is traded, requires that each of its listed companies maintain an independent audit committee. None of the members of Carriage’s Audit Committee has a relationship with Carriage that may interfere with the exercise of his independence from management or Carriage. No member of the Company’s Audit Committee is or has been in the last three years an employee of Carriage or in a business relationship with Carriage. Also, no immediate family member related to a member of Carriage’s Audit Committee is an executive officer of Carriage or any of its affiliates.

In addition to the independence standard, the NYSE requires that each member of the Audit Committee be financially literate and at least one member must have accounting or related financial management expertise. Each member of Carriage’s Audit Committee is financially literate. Mr. Foster, the Committee’s financial expert, is a certified public accountant with over 20 years of public accounting experience. Currently, Mr. Foster is a managing director of a small business investment corporation for which he reviews and analyzes financial statements as part of his daily functions.

Corporate Governance Committee – Is comprised of Erickson, Foster, and Davis, all independent board members.

The Corporate Governance Committee reviews the structure of the full Board, evaluates the Board’s performance and makes recommendations regarding the size of the Board and the number and classification of directors. The Corporate Governance Committee also conducts a search for suitable and qualified candidates to serve as directors when the terms of office are up for election at each year’s annual meeting of stockholders and submits the names of candidates for such positions for consideration by the Board.

Mr. Foster was appointed Lead Director in May 2005. The Lead Director’s role is to facilitate the functioning of the Board of Directors independent of management and presides over any meeting of non-management directors. The Lead Director advises the Chairman as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties.

Compensation Committee – Is comprised of Foster and Davis, both of whom are independent board members.

The Compensation Committee reviews and approves the compensation of Carriage’s senior officers, including stock and other incentive compensation programs. The Compensation Committee also administers, and makes grants of restricted stock and stock options, under Carriage’s stock incentive plans.

Carriage Services, Inc.

Consolidated Statement of Operations

(In Thousands, Except Per Share Data)

	(Unaudited)
	For the Three Months
	Ended March 31,
	2004	2005
Revenues, Net
Funeral	$30,775	$31,817
Cemetery	9,613	10,197
	40,388	42,014
Costs & Expenses
Funeral	21,456	21,811
Cemetery	7,141	7,155
	28,597	28,966
Gross Profit
Funeral	9,319	10,006
Cemetery	2,472	3,042
Gross Profit	11,791	13,048
Gross Profit Margin	29.2%	31.1%

General & Admin. Expenses	2,683	2,779
Other Charges	—	—
Operating Income	9,108	10,269

Interest Expense	4,382	4,663
Additional Interest & Other Costs on Senior Debt Refinancing	—	6,693
Other Income	—	(57)
Total Interest & Other	4,382	11,299

Income (Loss) from Continuing Operations Before Income Taxes	4,726	(1,030)
(Provision) Benefit for Income Taxes	(1,772)	386
Net Income (Loss) from Continuing Operations	2,954	(644)

Discontinued Operations:
Operating Income from Discontinued Operations	157	84
Gain on Sales of Discontinued Operations	—	353
Income Tax Provision	(59)	(164)
Income (Loss) from Discontinued Operations	98	273
Net Income (Loss)	$3,052	($371)

Basic Earnings (Loss) Per Common Share
Continuing Operations	$0.17	($0.04)
Discontinued Operations	—	$0.02
Net Income (Loss)	$0.17	($0.02)

Diluted Earnings (Loss) Per Common Share
Continuing Operations	$0.16	($0.04)
Discontinued Operations	$0.01	$0.02
Net Income (Loss)	$0.17	($0.02)

Weighted Avg. Basic Shares Outstanding:	17,655	18,127
Weighted Avg. Diluted Shares Outstanding:	18,139	18,127

Carriage Services, Inc.

Consolidated Balance Sheets

(In Thousands)

		(Unaudited)
	December 31,	March 31,
	2004	2005
ASSETS
Current Assets:
Cash & Cash Equivalents	$1,948	$9,111
Short Term Investments	—	6,919
Accounts Receivable —
Trade, Net of Allowance for Doubtful Accounts	12,941	13,651
Assets Held for Sale	4,021	3,529
Inventories & Other Current Assets	12,815	13,716
Total Current Assets	31,725	46,926

Preneed Receivables & Trust Investments:
Cemetery	65,855	66,508
Funeral	49,494	49,335
Receivable from Funeral Trusts	18,074	17,636
Property, Plant & Equip. at Cost, Net of Accum. Dep.	104,893	105,241
Cemetery Property at Cost	62,649	62,425
Goodwill	156,983	156,983
Deferred Obtaining Costs	35,701	36,514
Deferred Charges & Other Non-Current Assets	8,581	11,938
Cemetery Perpetual Care Trust Investments	31,201	31,091
Total Assets	$565,156	$584,595

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable & Accrued Liabilities	$22,039	$19,222
Liabilities Associated with Assets Held for Sale	2,598	2,557
Current Portion of Long-Term Debt & Capital Leases Obligations	2,155	2,178
Total Current Liabilities	26,792	23,957

Senior Long-Term Debt, Net of Current Portion	102,714	135,929
Convertible Junior Sub. Debentures due 2029 to an Affiliated Trust	93,750	93,750
Obligations Under Capital Leases, Net of Current Portion	5,424	5,403
Deferred Interest on Convertible Junior Subordinated Debentures	10,891	—
Preneed Obligations:
Deferred Cemetery Revenue	46,787	47,847
Deferred Preneed Funeral Contracts Revenue	30,973	30,325
Non-Controlling Interests in Funeral & Cemetery Trust Investments	98,652	99,089
Total Liabilities	415,983	436,300

Commitments & Contingencies
Non-Controlling Interests in Perpetual Care Trust Investments	32,212	31,322
Non-Controlling Interests in Perpetual Care Trust Investments	523	511
Associated with Assets Held for Sale
Stockholders’ Equity:
Common Stock	179	182
Contributed Capital	188,029	189,626
Accumulated Deficit	(71,056)	(71,427)
Deferred Compensation	(714)	(1,920)
Total Stockholders’ Equity	116,438	116,462

Total Liabilities & Stockholders’ Equity	$565,156	$584,595

Carriage Services, Inc.

Consolidated Statement of Cash Flows

(In Thousands)

	For the Three Months Ended March 31,
	2004	2005
Cash Flows from Operating Activities:
Net Income (Loss) from Continuing Operations	$2,954	$(644)
Adjustments to Reconcile Net Income (Loss) from Continuing Operations to
Net Cash Provided By (Used In) Operating Activities:
Depreciation & Amortization	3,060	2,943
Provision for Losses on Accounts Receivable	577	768
Stock Related Compensation	164	181
Loss on Early Extinguishment of Debt	—	738
Loss on Sale of Trust Investments	235	—
Deferred Income Taxes	1,773	(385)
Other	(5)	(2)
Changes in Assets & Liabilities, Net of Effect from Acquisitions & Dispositions:
(Increase) in Accounts Receivable	(720)	(3,382)
(Increase) in Inventories & Other Current Assets	(430)	(900)
(Increase) in Deferred Charges & Other	(104)	—
(Increase) in Deferred Obtaining Costs	(1,120)	(1,255)
(Increase) in Preneed Trust Investments	(1,097)	(1,486)
(Decrease) in Accounts Payable & Accrued Liabilities	(2,833)	(2,820)
Increase in Deferred Preneed Revenue	1,020	3,164
Increase (Decrease) in Deferred Interest on Convertible Junior Subordinated Debentures	1,709	(10,891)
Net Cash Provided by (Used In) Continuing Operating Activities	5,183	(13,971)
Net Cash Provided by Discontinued Operating Activities	291	57
Net Cash Provided by (Used In) Operating Activities	5,474	(13,914)

Cash Flows from Investing Activities:
Purchase of Short-Term Investments	—	(6,919)
Capital Expenditures	(744)	(1,738)
Net Cash Used In Provided By Continuing Investing Activities	(744)	(8,657)
Net Cash Provided By (Used In) Discontinued Investing Activities	(45)	505
Net Cash Used In Investing Activities	(789)	(8,152)

Cash Flows from Financing Activities:
Payments On Bank Line of Credit	(3,100)	(25,600)
Proceeds from the Issuance of Senior Notes	—	130,000
Net Payments on Long-Term Debt & Obligations Under Capital Leases	(2,052)	(71,188)
Proceeds from Issuance of Common Stock	72	110
Proceeds from the Exercise of Stock Options	46	82
Payment of Loan Origination Costs	—	(4,175)
Net Cash Provided By (Used In) Continuing Financing Activities	(5,034)	29,229
Net Cash Used In Discontinued Financing Activities	—	—
Net Cash Provided By (Used In) Financing Activities	(5,034)	29,229

Net Increase (Decrease) in Cash & Cash Equivalents	(349)	7,163
Cash & Cash Equivalents at Beginning of Year	2,024	1,948
Cash & Cash Equivalents at End of Year	$1,675	$9,111

Selected Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest & Financing Costs	$6,564	$4,365
Cash Paid for Income Taxes	$22	$57

Selected Financial Data

The operating results of the businesses held for sale, as well as the impairment charges and gains on disposal are presented in the discontinued operations section, along with the income tax effect, in the consolidated statements of operations on a comparative basis. Likewise, the operating results and gains or losses from businesses sold in the prior year have been similarly reported for comparability. Revenues and operating income for the businesses presented in the discontinued operations section are as follows (in thousands):

	For the Years Ended December 31,			For the Three Months
	2002	2003	2004	Ending March 31, 2005
Revenues, Net	$4,859	$3,884	$2,300	$267
Operating Income	$1,167	$682	$412	$84

Forward-Looking Statements

In addition to historical information, this Company & Investment Profile contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include any projections of earnings, revenues, asset sales, cash flow, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operation; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “project”, “forecast”, “plan”, “anticipate” and other similar words. Readers should carefully review the Cautionary Statements described in this and other documents we file from time to time with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Current Reports on Form 8-K filed by Carriage in the future.

Cautionary Statements

The Company cautions readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company’s actual consolidated results and could cause the Company’s actual consolidated results in the future to differ materially from the goals and expectations expressed herein and in any other forward-looking statements made by or on behalf of the Company. For further information regarding risks related to the Company’s business and the industry, see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2004 annual report filed on Form 10-K.

Risks related to our business

(1)  Marketing and sales activities by existing and new competitors could cause us to lose market share and lead to lower revenues and margins.

(2)  Price competition could also reduce our market share or cause us to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

(3)  Improved performance in our funeral segment is highly dependent upon successful execution of our standards-based Being the Best operating model.

(4)  Our ability to generate preneed sales depends on a number of factors, including sales incentives and local and general economic conditions.

(5)  Earnings from and principal of trust funds and insurance contracts could be reduced by changes in financial markets.

(6)  Our ability to execute our growth strategy is highly dependent upon our ability to successfully identify suitable acquisition candidates and negotiate transactions on favorable terms.

(7)  Increased costs may have a negative impact on our earnings and cash flows.

(8)  Increases in interest rates would increase interest costs on our variable-rate indebtedness and could have a material adverse effect on our net income.

(9)  Covenant restrictions under our debt instruments may limit our flexibility in operating our business.

Risks related to the death care industry

(1)  Declines in the number of deaths in our markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

(2)  The increasing number of cremations in the United States could cause revenues to decline because we could lose market share to firms specializing in cremations. In addition, direct cremations produce no revenues for cemetery operations and lower funeral revenues.

(3)  If we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.

(4)  Because the funeral and cemetery businesses are high fixed-cost businesses, changes in revenue can have a disproportionately large effect on cash flow and profits.

(5)  Changes or increases in, or failure to comply with, regulations applicable to our business could increase costs or decrease cash flows.

Disclosure of Non-GAAP Performance Measures

We report our financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP performance measures and ratios, which management uses in managing our business, may provide users of this financial information additional meaningful comparisons between results in historical periods.

We refer to the term “EBITDA” and “free cash flow” in various places of our financial discussion.  EBITDA is defined by us as net income from continuing operations before interest expense and other financing costs, income tax expense, and depreciation and amortization expense.  Free cash flow is defined by us as cash provided by continuing operations less capital expenditures.  EBITDA and free cash flow are not measures of operating performance under generally accepted accounting principles, or GAAP, and should not be considered in isolation nor construed as an alternative to operating profit, net income (loss) or cash flows from operating, investing or financing activities, each as determined in accordance with GAAP.  You should also not consider EBITDA or free cash flow as measures of liquidity.  Moreover, since EBITDA and free cash flow are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and free cash flow are as presented, may not be comparable to similarly titled measures presented by other companies.

Reconciliation of Net Income from continuing operations to EBITDA from continuing operations for the following periods (in 000s):

	2002	2003	2004	Q12005	2005E
Net income from continuing operations	$19,779	$5,898	$10,954	$(644)	$20,480
Provision (benefit) for income taxes	$(8,429)	$3,519	$71	$(386)	$(7,680)
Pre-tax earnings from continuing operations	$11,350	$9,417	$11,025	$(1,030)	$12,800
Interest expense, including loan cost amortization	$19,715	$17,935	$17,058	$11,300	$17,100
Depreciation & amortization	$10,305	$10,824	$11,689	$2,939	$11,100
EBITDA from continuing operations	$41,370	$38,176	$39,772	$13,209	$41,000
Revenue from continuing operations	$149,317	$146,939	$150,206	$42,014	$153,000
EBITDA margin from continuing operations	27.77%	25.98%	26.47%	31.44%	26.80%

Reconciliation of EBITDA from continuing operations for the trailing twelve months ending March 31, 2005 (in 000s):

Trailing Twelve Months Ending March 31, 2005

EBITDA from continuing operations at December 31, 2004	$39,772
EBITDA from continuing operations at March 31, 2004	$(12,134)
EBITDA from continuing operations at March 31, 2005	$13,209

Trailing twelve months EBITDA from continuing operations at March 31, 2005	$40,847

Reconciliation of net income to free cash flow for the five year goals (in 000s):

Five Year Goals
Net income	$14.4
Tax expense	8.6
Interest expense	16.2
Depreciation and amortization	15.8
EBITDA	$55.0
Interest paid	(16.2)
Cash taxes	(5.0)
Capital expenditures	(7.1)
Deferred obtaining costs and other	(6.7)
Free cash flow	$20.0

We define free cash flow as cash provided by continuing operating activities less capital expenditures for property, plant and equipment.  Additionally, to remove the impact from the deferrals and payment of interest on the convertible junior subordinated debenture, free cash flow has been adjusted.

Reconciliations of cash provided by continuing operations to free cash flow (in 000s):

	2002	2003	2004	Q1 2005	2005E
Cash provided by continuing operations	$16,942	$14,079	$23,305	$(13,971)	$2,700
Capital expenditures	$(6,031)	$(6,204)	$(5,746)	$(1,738)	$(6,000)
Free cash flow (deficit) from continuing operations	$10,911	$7,875	$17,559	$(15,709)	$(3,300)
Additional Interest on Senior Notes	$—	$—	$—	$5,955	$5,955
Deferred interest on convertible junior subordinated debenture	$—	$(3,329)	$(7,015)	$10,345	$10,345
Adjusted free cash flow from continuing operations	$10,911	$4,546	$10,544	$591	$13,000

Reconciliation of adjusted free cash flow for the trailing twelve months ending March 31, 2005 (in 000s):

Trailing Twelve Months Ending March 31, 2005

Adjusted free cash flow as of December 31, 2004	$10,544
Adjusted free cash flow as of March 31, 2004	$(2,730)
Adjusted free cash flow as of March 31, 2005	$591

Trailing twelve months adjusted free cash flow as of March 31, 2005	$8,405